AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001
                   REGISTRATION STATEMENT NO. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                                       77-0160744
(State or Other Jurisdiction             (I.R.S. Employer Identification Number)
of Incorporation or Organization)

                      ------------------------------------

          10275 Science Center Drive, San Diego, California 92121-1117
                                 (858) 550-7500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                      ------------------------------------

                                David E. Robinson
                      President and Chief Executive Officer
                       LIGAND PHARMACEUTICALS INCORPORATED

   10275 Science Center Drive, San Diego, California 92121-1117 (858) 550-7500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------
                                   Copies to:
                              Faye H. Russell, Esq.
                               Carey J. Fox, Esq.
                         BROBECK, PHLEGER & HARRISON LLP
                              12390 El Camino Real
                           San Diego, California 92130
                                 (858) 720-2500

                      ------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF SHARES          AMOUNT TO BE      AGGREGATE OFFERING    AGGREGATE OFFERING      AMOUNT OF
   TO BE REGISTERED         REGISTERED (1)     PRICE PER SHARE (2)        PRICE(2)        REGISTRATION FEE
-------------------------- --------------- ----------------------  --------------------- -----------------
Common Stock, par value       2,000,000           $12.16405            $24,328,100.00           $6,082.03
$.001 per share
========================== =============== ======================  ===================== =================

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) based on the average of the high and low sales prices per share of the common stock on January 12, 2001 as reported on The Nasdaq Stock Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 19, 2001


                             PRELIMINARY PROSPECTUS


     The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell our common stock and it is not soliciting an offer to buy our common stock in any state where the offer or sale is not permitted.


                       LIGAND PHARMACEUTICALS INCORPORATED

                        2,000,000 SHARES OF COMMON STOCK


     This prospectus relates to the public offering, which is not being underwritten, of 2,000,000 shares of our common stock, which is held by some of our current stockholders. These stockholders acquired the shares directly from us in a private placement completed on January 10, 2001.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "LGND." On January 18, 2001, the average of the high and low sales prices for our common stock was $13.0625.

                       ----------------------------------

     THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE [4] FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY OF OUR COMMON STOCK.

                       ----------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------


                 The date of this prospectus is January 19, 2001

                                TABLE OF CONTENTS

                                                                     PAGE

LIGAND PHARMACEUTICALS INCORPORATED....................................1

RISK FACTORS...........................................................4

FORWARD-LOOKING STATEMENTS............................................12

WHERE YOU CAN FIND MORE INFORMATION...................................12

INFORMATION INCORPORATED BY REFERENCE.................................13

USE OF PROCEEDS.......................................................14

PLAN OF DISTRIBUTION..................................................14

SELLING STOCKHOLDERS..................................................16

LEGAL MATTERS.........................................................17

EXPERTS...............................................................17



Our trademarks, trade names and service marks referenced in this document include ONTAK(R), Panretin(R) and Targretin(R). Each other trademark, trade name or service mark appearing in this document belongs to its holder.

Reference to Ligand Pharmaceuticals Incorporated, "Ligand", the "Company", "we" or "our" include Ligand's wholly owned subsidiaries, Glycomed Incorporated, Ligand Pharmaceuticals (Canada) Incorporated, Ligand Pharmaceuticals International, Inc., and Seragen, Inc.

                       LIGAND PHARMACEUTICALS INCORPORATED

     We are a pharmaceutical company that discovers, develops and markets new drugs that address critical unmet medical needs of patients. We have a diverse product portfolio that includes four FDA approved drugs. Our pipeline includes several product candidates in late stage development that address large market indications, including non-small cell lung cancer, osteoporosis, cardiovascular disease and diabetes. Our commercialization strategy includes developing products internally, as well as establishing research and development collaborations with global pharmaceutical companies using our proprietary technology based on our leadership position in gene transcription technology.

     We have initially focused our approved products on niche oncology indications, which we believe has allowed us to bring these products to market relatively quickly. Revenues for these products totaled $16.2 million for the nine months ended September 30, 2000. We are seeking to expand the markets for these products by seeking additional indication approvals, approvals in international markets and marketing and distribution agreements in select international markets. Through our collaborative research and development business with major pharmaceutical companies, we plan to develop and market products with large market potential.

OUR PRODUCTS

     We currently market four oncology products in the United States. Panretin gel, ONTAK and Targretin capsules were approved for marketing in 1999 and Targretin gel was approved in 2000. In Europe, the European Commission granted Marketing Authorization for Panretin gel in October 2000, and the Committee for Proprietary Medicinal Products adopted a positive opinion recommending the grant of Marketing Authorization for Targretin capsules in November 2000. Our current marketed products, the diseases or conditions they address and additional indications in development are shown below:

------------------------- ------------- --------------- -------------------------- ------------------------------------
MARKETED
PRODUCTS                  INDICATION    U.S. STATUS     EUROPEAN STATUS            INDICATIONS IN DEVELOPMENT
------------------------- ------------- --------------- -------------------------- ------------------------------------
ONTAK                     Cutaneous     Marketed        Marketing Authorization    Non-Hodgkin's lymphoma,
                          T-cell                        Application (Europe) to    rheumatoid arthritis, and psoriasis
                          lymphoma                      be filed

Panretin gel              Kaposi's      Marketed        Approved                   Other skin diseases
                          sarcoma

Targretin capsules        Cutaneous     Marketed        Committee for Proprietary  Non-small cell lung cancer,
                          T-cell                        Medicinal Products         psoriasis, advanced breast
                          lymphoma                      recommendation received    cancer, and other cancers

Targretin gel             Cutaneous     Marketed        Marketing Authorization    Atopic dermatitis and psoriasis
                          T-cell                        Application (Europe) to
                          lymphoma                      be filed
------------------------- ------------- --------------- -------------------------- ------------------------------------

In addition to our current products and collaborative product candidates, a new application for market approval has been filed in the U.S. for Morphelan, a drug for chronic pain that we license from Elan Corporation, plc.


OUR COLLABORATIVE PRODUCT CANDIDATES

     We have established research and development collaborations with numerous global pharmaceutical companies, including: Bristol-Myers Squibb Company, Organon Company, Warner-Lambert Company, Eli Lilly and Company, SmithKline Beecham Corporation, American Home Products, Abbott Laboratories, Sankyo Company Ltd., Glaxo-Wellcome plc, Allergan, Inc., and Pfizer Inc. Our corporate partner products are being studied for the treatment of large market indications such as osteoporosis, breast cancer, diabetes, cardiovascular disease, hormone replacement therapy and contraception. Selected product candidates in our collaboration pipeline include the following:

--------------------------- ---------------------- ------------------------------------- ------------------------
COLLABORATOR                PRODUCT CANDIDATE      INDICATION                            STAGE OF DEVELOPMENT
--------------------------- ---------------------- ------------------------------------- ------------------------

Pfizer                      Lasofoxifene           Osteoporosis                          Phase III

American Home Prod.         TSE 424                Osteoporosis                          Phase II/III
                            ERA 923                Breast Cancer                         Phase II
                            WAY 910/BU             Contraception                         IND Track

Glaxo                       GW 544                 Diabetes / Cardiovascular Disease     Phase I/II
                            GW 516                 Cardiovascular Disease                Phase I

Lilly                       LY 929                 Diabetes                              IND Track
                            LY YYY                 Cardiovascular Disease                Pre-clinical

Allergan                    AGN 4310               Psoriasis / Toxicity Modulator RA     Phase II
--------------------------- ---------------------- ------------------------------------- ------------------------

OUR STRATEGY

     Our goal is to become a profitable pharmaceutical research, development and marketing company. Building initially on our proprietary Intracellular Receptor or IR, and Signal Transducer and Activator of Transcription or, STATs, technologies, our strategy is to generate revenues primarily from:

o the sale in the U.S. and Europe of specialty oncology and dermatology products developed, acquired or in-licensed by us; and

o research, milestone and royalty revenues from the development and sale of products by our collaboration partners.

OUR ONCOLOGY FRANCHISE

     Our oncology strategy is to develop specialty cancer products and to market these products initially with a specialized sales force in the U.S. and directly or through marketing partners in selected international markets. We believe focusing initially on niche oncology drugs that have the possibility of expedited regulatory approval has allowed us to bring products to market quickly. This strategy also allows us to market these products with a targeted specialty oncology sales force, spreading the cost of our sales and marketing infrastructure among multiple products. Our goal is to expand the markets for our products through additional indication approvals, approvals in international markets and marketing and distribution agreements in select international markets where we will not market directly. To further derive value from our specialty sales force, we intend to selectively license-in or acquire additional complementary technology and product candidates in advanced stages of development.

OUR COLLABORATION STRATEGY

     Our strategy in collaborative research and development is to share the risks and benefits of discovering and developing drugs to treat diseases that are beyond our strategic focus or resources. These diseases typically affect large populations often treated by primary care physicians, and require therapeutic treatments that may be costly to develop and/or to market effectively. Despite these factors, drugs approved for these indications may have large market potential.

     Since our inception, we have entered into 12 significant collaborations with major pharmaceutical companies focusing on a broad range of disease targets. In 2000, our corporate partners advanced three compounds into human development track and an additional compound entered Phase III trials.

OUR INTELLECTUAL PROPERTY PORTFOLIO

     To date, we have filed or participated as a licensee in the filing of approximately 108 currently pending patent applications in the United States relating to our technology, as well as foreign counterparts of certain of these applications in many countries. In addition, we own or are the exclusive licensee to rights covered by approximately 190 patents issued, granted or allowed worldwide. Subject to compliance with the terms of the respective agreements, our rights under our licenses with our exclusive licensors extend the life of the patents covering such developments.

HUMAN RESOURCES

     As of December 31, 2000, we had 384 full-time employees, of whom 219 were involved directly in scientific research and development activities. Of these, approximately 64 hold Ph.D. or M.D. degrees.

     Our executive offices are located at 10275 Science Center Drive, San Diego, California 92121-1117, and our telephone number is (858) 550-7500.

                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND UNCERTAINTIES BEFORE PURCHASING SHARES OF OUR COMMON STOCK. EACH OF THESE RISK AND UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECTING THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK


RISKS RELATED TO OUR BUSINESS


OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION INVOLVES A NUMBER OF UNCERTAINTIES AND WE MAY NEVER GENERATE SUFFICIENT REVENUES FROM THE SALE OF PRODUCTS TO BECOME PROFITABLE.


     We were founded in 1987. We have incurred significant losses since our inception. At September 30, 2000, our accumulated deficit was $516.7 million. To date, we have received the majority of our revenues from our collaborative arrangements and only began receiving revenues from the sale of pharmaceutical products in 1999. To become profitable, we must successfully develop, clinically test, market and sell our products. Even if we achieve profitability, we cannot predict the level of that profitability or whether we will be able to sustain profitability. We expect that our operating results will fluctuate from period to period as a result of differences in when we incur expenses and receive revenues from product sales, collaborative arrangements and other sources. Some of these fluctuations may be significant.

     Most of our products in development will require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can market them. We do not expect that any products resulting from our product development efforts or the efforts of our collaborative partners, other than those for which marketing approval has already been received, will be available for sale until the second half of the 2001 calendar year at the earliest, if at all. There are many reasons that we or our collaborative partners may fail in our efforts to develop our other potential products, including the possibility that:

o preclinical testing or human studies may show that our potential products are ineffective or cause harmful side effects,

o the products may fail to receive necessary regulatory approvals from the FDA or foreign authorities in a timely manner or at all,

o the products, if approved, may not be produced in commercial quantities or at reasonable costs,

o    the products once approved, may not achieve commercial acceptance, or

o the proprietary rights of other parties may prevent us or our partners from marketing the products.

WE ARE BUILDING MARKETING AND SALES FORCES IN THE UNITED STATES AND EUROPE WHICH IS AN EXPENSIVE AND TIME-CONSUMING PROCESS.

     Developing the sales force to market and sell products is a difficult, expensive and time-consuming process. We have developed a 40 person U.S. sales force and rely on another company to distribute our products. The distributor is responsible for providing many marketing support services, including customer service, order entry, shipping and billing, and customer reimbursement assistance. In Europe, we will rely initially on other companies to distribute and market our products. In 1999, we entered into agreements for the marketing and distribution of our products in Spain, Portugal, Greece, Italy, and Central and South America and we established a subsidiary, Ligand Pharmaceuticals International, Inc., with a branch in London, England, to prepare for our European marketing and operations. We may not be able to continue to establish and maintain the sales and marketing capabilities necessary to successfully commercialize our products in the territories where they receive marketing approval. To the extent we enter into co-promotion or other licensing arrangements, any revenues we receive will depend on the marketing efforts of others, which may or may not be successful.

SOME OF OUR KEY TECHNOLOGIES HAVE NOT BEEN USED TO PRODUCE MARKETED PRODUCTS AND MAY NOT BE CAPABLE OF PRODUCING SUCH PRODUCTS.

     To date, we have dedicated most of our resources to the research and development of potential drugs based upon our expertise in our IR and STATs technologies. Even though there are marketed drugs that act through IRs, some aspects of our IR technologies have not been used to produce marketed products. In addition, we are not aware of any drugs that have been developed and successfully commercialized that interact directly with STATs. Much remains to be learned about the location and function of IRs and STATs. If we are unable to apply our IR and STAT technologies to the development of our potential products, we will not be successful in developing new products.

OUR DRUG DEVELOPMENT PROGRAMS WILL REQUIRE SUBSTANTIAL ADDITIONAL FUTURE
CAPITAL.

     Our drug development programs require substantial additional capital to successfully complete them, arising from costs to:

o    conduct research, preclinical testing and human studies,

o establish pilot scale and commercial scale manufacturing processes and facilities, and

o establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs.


     Our future operating and capital needs will depend on many factors, including:

o the pace of scientific progress in our research and development programs and the magnitude of these programs,

o    the scope and results of preclinical testing and human studies,

o    the time and costs involved in obtaining regulatory approvals,

o the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

o    competing technological and market developments,

o    our ability to establish additional collaborations,

o    changes in our existing collaborations,

o    the cost of manufacturing scale-up, and

o    the effectiveness of our commercialization activities.


     For example, we are required under the terms of our agreement with Elan to spend not less than $7 million through May 2003 to undertake additional clinical activities related to the commercialization of Morphelan. In the event we do not spend this amount, any shortfall would have to be paid to Elan. If additional funds are required to support our operations and we are unable to obtain them on terms favorable to us, we may be required to cease or reduce further commercialization of our products, to sell some or all of our technology or assets or to merge with another entity.

OUR PRODUCTS MUST CLEAR SIGNIFICANT REGULATORY HURDLES PRIOR TO MARKETING.

     Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and human testing that each product is safe and effective. Our failure to show any product's safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a product's safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials. The FDA may also require additional clinical trials after regulatory approvals are received, which could be expensive and time-consuming, and failure to successfully conduct those trials could jeopardize continued commercialization.

     The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate supplies of the products to be tested and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, our collaborative partners have rights to control product development and clinical programs for products developed under the collaborations. As a result, these collaborators may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or our collaborative partners still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

WE MAY NOT BE ABLE TO PAY AMOUNTS DUE ON OUR OUTSTANDING INDEBTEDNESS WHEN DUE WHICH WOULD CAUSE DEFAULTS UNDER THESE ARRANGEMENTS.

     We and our subsidiaries may not have sufficient funds to make required payments due under existing debt. If we or our subsidiaries do not have adequate funds, we will be forced to refinance the existing debt and may not be successful in doing so. Our subsidiary, Glycomed, is obligated to make payments under convertible subordinated debentures in the total principal amount of $50 million. The debentures incur interest semi-annually at a rate of 7 1/2% per annum, are due in 2003 and convertible into our common stock at $26.52 per share. In addition, at September 30, 2000, we had outstanding a $2.5 million convertible note to SmithKline Beecham Corporation due in 2002 with interest at prime and convertible into our common stock at $13.56 per share. At September 30, 2000, we also had outstanding $68.4 million in zero coupon convertible senior notes to Elan, due 2008 with an 8% per annum yield to maturity and convertible into our common stock at $14 per share. On December 29, 2000, we issued $10 million of zero coupon convertible notes to Elan due 2008, accruing interest at 8% per annum, compounding semi-annually, convertible at $14.16 per share and callable at accreted value beginning in November 2001. Glycomed's failure to make payments when due under its debentures would cause us to default under the outstanding notes to Elan.

WE MAY REQUIRE ADDITIONAL MONEY TO RUN OUR BUSINESS AND MAY BE REQUIRED TO RAISE THIS MONEY ON TERMS WHICH ARE NOT FAVORABLE TO OUR EXISTING STOCKHOLDERS.

     We have incurred losses since our inception and do not expect to generate positive cash flow to fund our operations for one or more years. As a result, we may need to complete additional equity or debt financings to fund our operations. Our inability to obtain additional financing could adversely affect our business. Financings may not be available on acceptable terms. In addition, these financings, if completed, still may not meet our capital needs and could result in substantial dilution to our stockholders. For instance, the zero coupon convertible senior notes outstanding to Elan are convertible into common stock at the option of Elan, subject to some limitations. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our drug development programs. Alternatively, we may be forced to attempt to continue development by entering into arrangements with collaborative partners or others that require us to relinquish some or all of our rights to technologies or drug candidates that we would not otherwise relinquish.

WE FACE SUBSTANTIAL COMPETITION.

     Some of the drugs that we are developing and marketing will compete with existing treatments. In addition, several companies are developing new drugs that target the same diseases that we are targeting and are taking IR-related and STAT-related approaches to drug development. Many of our existing or potential competitors, particularly large drug companies, have greater financial, technical and human resources than us and may be better equipped to develop, manufacture and market products. Many of these companies also have extensive experience in preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, academic institutions, governmental agencies and other public and private research organizations are developing products that may compete with the products we are developing. These institutions are becoming more aware of the commercial value of their findings and are seeking patent protection and licensing arrangements to collect payments for the use of their technologies. These institutions also may market competitive products on their own or through joint ventures and will compete with us in recruiting highly qualified scientific personnel.

OUR SUCCESS WILL DEPEND ON THIRD-PARTY REIMBURSEMENT AND MAY BE IMPACTED BY HEALTH CARE REFORM.

     Sales of prescription drugs depend significantly on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. These third party payors frequently require drug companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. Our current and potential products may not be considered cost-effective and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis.

     In addition, the efforts of governments and third party payors to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies such as us. A number of legislative and regulatory proposals to change the health care system have been discussed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. We cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on our business. The announcement and/or adoption of such proposals or efforts could adversely affect our profit margins and business.

WE RELY HEAVILY ON COLLABORATIVE RELATIONSHIPS AND TERMINATION OF ANY OF THESE PROGRAMS COULD REDUCE THE FINANCIAL RESOURCES AVAILABLE TO US.

     Our strategy for developing and commercializing many of our potential products includes entering into collaborations with corporate partners, licensors, licensees and others. To date, we have entered into collaborations with Bristol-Myers Squibb Company, Organon Company, Warner-Lambert Company, Eli Lilly and Company, SmithKline Beecham Corporation, American Home Products, Abbott Laboratories, Sankyo Company Ltd., Glaxo-Wellcome plc, Allergan, Inc., and Pfizer Inc. These collaborations provide us with funding and research and development resources for potential products for the treatment or control of metabolic diseases, hematopoiesis, women's health disorders, inflammation, cardiovascular disease, cancer and skin disease, and osteoporosis. These agreements also give our collaborative partners significant discretion when deciding whether or not to pursue any development program. Our collaborations may not continue or be successful.

     In addition, our collaborators may develop drugs, either alone or with others, that compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If products are approved for marketing under our collaborative programs, any revenues we receive will depend on the manufacturing, marketing and sales efforts of our collaborators, who generally retain commercialization rights under the collaborative agreements. Our current collaborators also generally have the right to terminate their collaborations under specified circumstances. If any of our collaborative partners breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated.

     We may have disputes in the future with our collaborators, including disputes concerning which of us owns the rights to any technology developed. For instance, we were involved in litigation with Pfizer, which we settled in April 1996, concerning our right to milestones and royalties based on the development and commercialization of droloxifene. These and other possible disagreements between us and our collaborators could delay our ability and the ability of our collaborators to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time-consuming and expensive and could adversely affect our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN AND MAINTAIN OUR PATENTS AND OTHER PROPRIETARY RIGHTS.

     Our success will depend on our ability and the ability of our licensors to obtain and maintain patents and proprietary rights for our potential products and to avoid infringing the proprietary rights of others, both in the United States and in foreign countries. Patents may not be issued from any of these applications currently on file or, if issued, may not provide sufficient protection. In addition, disputes with licensors under our license agreements may arise which could result in additional financial liability or loss of important technology and potential products.

     Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. We may not develop or obtain rights to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our products may infringe the patent rights of others.

     Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. Others have filed patent applications and received patents that conflict with patents or patent applications we have licensed for our use, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to us. In addition, we may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our potential products. For example, United States patent applications may be kept confidential while pending in the Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from the patent rights of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such license on acceptable terms or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our potential products.

     We have had and will continue to have discussions with our current and potential collaborators regarding the scope and validity of our patent and other proprietary rights. If a collaborator or other party successfully establishes that our patent rights are invalid, we may not be able to continue our existing collaborations beyond their expiration. Any determination that our patent rights are invalid also could encourage our collaborators to terminate their agreements where contractually permitted. Such a determination could also adversely affect our ability to enter into new collaborations.

     We may also need to initiate litigation, which could be time-consuming and expensive, to enforce our proprietary rights or to determine the scope and validity of others' rights. If litigation results, a court may find our patents or those of our licensors invalid or may find that we have infringed on a competitor's rights. If any of our competitors have filed patent applications in the United States which claim technology we also have invented, the Patent and Trademark Office may require us to participate in expensive interference proceedings to determine who has the right to a patent for the technology.

     We have learned that Hoffmann-La Roche Inc. has received a United States patent and has made patent filings in foreign countries that relate to our Panretin capsules and gel products. We filed a patent application with an earlier filing date than Hoffmann-La Roche's patent, which we believe is broader than, but overlaps in part with, Hoffmann-La Roche's patent. We currently are investigating the scope and validity of Hoffmann-La Roche's patent to determine its impact upon our products. The Patent and Trademark Office has informed us that the overlapping claims are patentable to us and has initiated a proceeding to determine whether we or Hoffmann-La Roche are entitled to a patent. We may not receive a favorable outcome in the proceeding. In addition, the proceeding may delay the Patent and Trademark Office's decision regarding our earlier application. If we do not prevail, the Hoffmann-La Roche patent might block our use of Panretin capsules and gel in specified cancers.

     We also rely on unpatented trade secrets and know-how to protect and maintain our competitive position. We require our employees, consultants, collaborators and others to sign confidentiality agreements when they begin their relationship with us. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our competitors may independently discover our trade secrets.

WE RELY ON THIRD-PARTY MANUFACTURERS TO SUPPLY OUR PRODUCTS AND THUS HAVE LITTLE CONTROL OVER OUR MANUFACTURING RESOURCES.

     We currently have no manufacturing facilities and we rely on others for clinical or commercial production of our marketed and potential products. To be successful, we will need to manufacture our products, either directly or through others, in commercial quantities, in compliance with regulatory requirements and at acceptable cost. Any extended and unplanned manufacturing shutdowns could be expensive and could result in inventory and product shortages. If we are unable to develop our own facilities or contract with others for manufacturing services, our revenues could be adversely affected. In addition, if we are unable to supply products in development, our ability to conduct preclinical testing and human clinical trials will be adversely affected. This in turn could also delay our submission of products for regulatory approval and our initiation of new development programs. In addition, although other companies have manufactured drugs acting through IRs and STATs on a commercial scale, we may not be able to do so at costs or in quantities to make marketable products.

     The manufacturing process also may be susceptible to contamination, which could cause the affected manufacturing facility to close until the contamination is identified and fixed. In addition, problems with equipment failure or operator error also could cause delays in filling our customers' orders.

OUR BUSINESS EXPOSES US TO PRODUCT LIABILITY RISKS OR OUR PRODUCTS MAY NEED TO BE RECALLED AND WE MAY NOT HAVE SUFFICIENT INSURANCE TO COVER ANY CLAIMS.

     Our business exposes us to potential product liability risks. Our products also may need to be recalled to address regulatory issues. A successful product liability claim or series of claims brought against us could result in payment of significant amounts of money and divert management's attention from running the business. Some of the compounds we are investigating may be harmful to humans. For example, retinoids as a class are known to contain compounds which can cause birth defects. We may not be able to maintain our insurance on acceptable terms, or our insurance may not provide adequate protection in the case of a product liability claim. To the extent that product liability insurance, if available, does not cover potential claims, we will be required to self-insure the risks associated with such claims.

WE ARE DEPENDENT ON OUR KEY EMPLOYEES, THE LOSS OF WHOSE SERVICES COULD ADVERSELY AFFECT US.

     We depend on our key scientific and management staff, the loss of whose services could adversely affect our business. Furthermore, we may need to hire new scientific, management and operational personnel. Recruiting and retaining qualified management, operations and scientific personnel is also critical to our success. We may not be able to attract and retain such personnel on acceptable terms given the competition among numerous drug companies, universities and other research institutions for such personnel.

WE USE HAZARDOUS MATERIALS WHICH REQUIRES US TO INCUR SUBSTANTIAL COSTS TO COMPLY WITH ENVIRONMENTAL REGULATIONS.

     In connection with our research and development activities, we handle hazardous materials, chemicals and various radioactive compounds. To properly dispose of these hazardous materials in compliance with environmental regulations, we are required to contract with third parties at substantial cost to us. We cannot completely eliminate the risk of accidental contamination or injury from the handling and disposing of hazardous materials, whether by us or by our third-party contractors. In the event of any accident, we could be held liable for any damages that result, which could be significant.

OUR SHAREHOLDER RIGHTS PLAN AND CHARTER DOCUMENTS MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO YOU.

     Our shareholder rights plan and provisions contained in our certificate of incorporation and bylaws may discourage transactions involving an actual or potential change in our ownership, including transactions in which you might otherwise receive a premium for your shares over then-current market prices. These provisions also may limit your ability to approve transactions that you deem to be in your best interests. In addition, our board of directors may issue shares of preferred stock without any further action by you. Such issuances may have the effect of delaying or preventing a change in our ownership.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

THE MARKET PRICE OF OUR STOCK IS HIGHLY VOLATILE, AND, AS A RESULT, YOUR INVESTMENT IN US COULD RAPIDLY LOSE ITS VALUE.

     The market prices and trading volumes for our securities, and the securities of emerging companies like us, have historically been highly volatile and have experienced significant fluctuations unrelated to operating performance. Future announcements concerning us or our competitors may impact the market price of our common stock. These announcements might include:

o the results of research or development testing of ours or our competitors' products,

o    technological innovations related to diseases we are studying,

o    new commercial products introduced by our competitors,

o    government regulation of our industry,

o    receipt of regulatory approvals by competitors,

o    our failure to receive regulatory approvals for products under development,

o    developments concerning proprietary rights, or

o    litigation or public concern about the safety of our products.


YOU MAY NOT RECEIVE A RETURN ON YOUR SHARES OTHER THAN THROUGH THE SALE OF YOUR SHARES OF COMMON STOCK

     We have not paid any cash dividends on our common stock to date. We intend to retain any earnings to support the expansion of our business and we do not anticipate paying cash dividends in the foreseeable future. Accordingly, other than through a sale of your shares, you will not receive a return on your investment in our common stock.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK VOLATILITY

     As described above, our stock price is highly volatile. Recently, when the market price of a stock has been volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     Future sales of substantial amounts of our common stock in the public market could seriously harm prevailing market prices for our common stock. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

o Our annual report on Form 10-K for the fiscal year ended December 31, 1999, including specified information in our definitive proxy statement in connection with our 2000 annual meeting of stockholders.

o Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000.

o Our current reports on Form 8-K filed November 6, 2000, January 4, 2001 and January 8, 2001.

o The description of our common stock, contained in our registration statement on Form 8-A filed on November 21, 1994, including any amendments or reports filed for the purpose of updating such descriptions.


     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                   Ligand Pharmaceuticals Incorporated
                   Attn:  Investor Relations
                   10275 Science Center Road
                   San Diego, California 92121-1117
                   (858) 550-7500

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT AUTHORIZED TO MAKE AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

                              PLAN OF DISTRIBUTION

     We are registering all 2,000,000 shares on behalf of the selling stockholders. We issued all of the shares to the selling stockholders in a private placement transaction. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on The Nasdaq Stock Market or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

o a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,

o an exchange distribution in accordance with the rules of the respective exchange,

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

o    in privately negotiated transactions.


     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

o the name of each such selling stockholder and of the participating broker-dealer(s),

o    the number of shares involved,

o    the price at which such shares were sold,

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

o    other facts material to the transaction.


     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to the selling stockholders. In addition, the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us, our directors and officers who sign the registration statement of which this prospectus forms a part, and control persons against various liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling stockholders. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

     Other than Elan Corporation and its affiliates, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of ours.

An affiliate of Elan Corporation is participating in this offering as a selling stockholder. In 1998, we entered into a strategic alliance with Elan and one of its affiliates, which we collectively refer to as Elan, to license exclusive rights to market Elan's proprietary product Morphelan in the U.S. and Canada for pain management in cancer and HIV patients. We also have an option to co-promote Morphelan in continental Europe for the same indications. Since September 1998, as part of our strategic alliance and under related securities purchase agreements, we have issued to Elan an aggregate of 3,011,549 shares of our common stock and $110 million issue price of notes convertible into shares of our common stock. In December 1999 and March 2000, Elan converted an aggregate of $40 million issue price of these convertible notes plus accrued interest, together with conversion incentives, for which it received an aggregate of 4,033,155 additional shares of our common stock.

     In addition, under the strategic alliance, Elan has the right to maintain its proportionate level of ownership of our stock in connection with specified offerings of our common stock. In 1999, in connection with this right, Elan purchased 52,742 additional shares of our common stock and warrants to purchase 91,406 additional shares of our common stock. Elan also purchased 416,667 additional shares of our common stock in connection with the sale of unregistered shares of our common stock completed on January 10, 2001, which shares are being registered in connection with this registration statement. As a result, as of the date of this prospectus, and prior to any sales under this prospectus, Elan beneficially owns an aggregate of 12,886,408 shares of our common stock, assuming conversion of all outstanding warrants and notes, representing approximately 18.6% of our common stock on a fully diluted basis.

     We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide not to sell all or any of the shares that this prospectus covers. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of shares that the selling stockholders will hold after completion of the offering.

                                                       SHARES BENEFICIALLY
                                                   OWNED PRIOR TO THIS OFFERING
                                          ---------------------------------------------
                                                                   PERCENTAGE OF COMMON       NUMBER OF SHARES OF
                NAME OF                                             STOCK OUTSTANDING             COMMON STOCK
          SELLING STOCKHOLDER                    NUMBER                                        REGISTERED HEREBY
-----------------------------------       --------------------     --------------------       --------------------
Baystar Capital LLP                            93,750                      *                        93,750

Baystar International                          31,250                      *                        31,250

Domain Public Equity Partners L.P.            200,000                      *                       200,000

Elan International Services, LTD            7,514,113                    12.8%                     416,667

Merlin BioMed II, L.P.                         34,500                      *                        34,500

Merlin BioMed INT'L LTD                       156,000                      *                       156,000

Merlin BioMed LP                              102,000                      *                       102,000

Narragansett I, LP                            119,000                      *                        85,000

Narragansett Offshore Ltd.                    231,000                      *                       165,000

Royal Bank of Canada                          250,000                      *                       250,000

S.A.C. Capital Associates, LLC                375,000                      *                       375,000

TAIB Funds, LTD                                 7,500                      *                         7,500

United Capital Management, Inc.                83,333                      *                        83,333
                                           ----------                                         ------------
                                 TOTAL:     9,197,446                                            2,000,000
                                           ==========                                         ============

* Indicates less than 1%


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Brobeck, Phleger & Harrison LLP, San Diego, California. Members of Brobeck, Phleger & Harrison LLP own a total of 1,375 shares of our class B common stock and 5,781 shares of our common stock.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                                2,000,000 SHARES


                       LIGAND PHARMACEUTICALS INCORPORATED


                                  COMMON STOCK



                       ----------------------------------

                                   Prospectus

                       ----------------------------------



                                JANUARY 19, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee.................................          $   6,100
                                                               ---------
Printing and engraving expenses......................              5,000
                                                               ---------
Nasdaq additional listing fee........................             17,500
                                                               ---------
Legal fees and expenses..............................             50,000
                                                               ---------
Accounting fees and expenses.........................             25,000
                                                               ---------
Transfer agent and registrar fee.....................              5,000
                                                               ---------
Miscellaneous expenses...............................             10,000
                                                               ---------
        TOTAL                                                  $ 118,600
                                                               =========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     Our amended and restated certificate of incorporation provides for the indemnification of all persons to the fullest extent permissible under Delaware law.

     Our amended and restated by-laws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We maintain directors and officers insurance providing indemnification for certain of our directors and officers for certain liabilities.

     We also entered into indemnification agreements between us and our directors and officers, which may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the 1933 Act.

     In connection with the January 2001 private placement, the Company agreed to indemnify the selling stockholders and its controlling persons, as defined in the Securities Act of 1933, against liabilities, including legal fees, that the selling stockholders or their controlling persons may incur under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise in connection with this registration statement, including the prospectus, financial statements and schedules, and amendments and supplements to those documents, except liabilities related to misstatements or omissions made in the registration statement in conformity with written information furnished to the Company by or on behalf of the selling stockholders expressly for use in the registration statement or prospectus or any breach or violation of the representations and warranties of the selling stockholders under the purchase agreement between the Company and the selling stockholder dated as of January 5, 2001.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

         (a) EXHIBITS.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
4.1           Instruments defining the rights of stockholders.
              Reference is made to our Form 8-A registration
              statement filed on November 21, 1994 (incorporated
              into this registration statement by reference), the
              Amended and Restated Certificate of Incorporation
              (incorporated into this registration statement by
              reference to Exhibit 3.2 to our Form S-4 registration
              statement filed on July 9, 1998), the Bylaws
              (incorporated into this registration statement by
              reference to Exhibit 3.3 of our Form S-4 registration
              statement, filed on July 9, 1998), the Amended
              Certificate of Designation of Rights, Preferences and
              Privileges of Series A Participating Preferred Stock
              (incorporated into this registration statement by
              reference to Exhibit 3.3 to our quarterly report on
              Form 10-Q for the period ended March 31, 1999) and
              our Forms 8-A registration statements filed on
              December 24, 1998, November 10, 1998 and September
              30, 1996.

5.1           Opinion of Brobeck, Phleger & Harrison LLP

23.1          Consent of Ernst & Young LLP, Independent Auditors

23.2          Consent of Brobeck, Phleger & Harrison LLP.  Included in the
              Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1

24.1 Power of Attorney. Included on page II-5 of this registration statement.

------------------

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 19, 2001.


LIGAND PHARMACEUTICALS INCORPORATED


                                  By: /s/ David E. Robinson
                                  ---------------------------------------
                                      David E. Robinson, President
                                      and Chief Executive Officer


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. Robinson and Paul V. Maier and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                                   TITLE                                 DATE
         ---------                                   -----                                 ----
/s/ David E. Robsinson                                                                 January 19, 2001
---------------------------------
    David E. Robinson                   President and Chief Executive Officer
                                           (Principal Executive Officer)

/s/ Paul V. Maier                                                                      January 19, 2001
---------------------------------
    Paul V. Maier                             Senior Vice President
                                            and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

/s/ Henry F. Blissenbach                                                               January 12, 2001
---------------------------------
    Henry F. Blissenbach                              Director


/s/                                                                                    January ___, 2001
---------------------------------
   Alexander D. Cross                                 Director


/s/ Michael A. Rocca                                                                   January 12, 2001
---------------------------------
    Michael A. Rocca                                  Director


/s/ John Groom                                                                         January 15, 2001
---------------------------------
    John Groom                                        Director


/s/ Irving S. Johnson                                                                  January 19, 2001
---------------------------------
    Irving S. Johnson, Ph.D.                          Director


/s/ Carl C. Peck                                                                       January 12, 2001
---------------------------------
    Carl C. Peck                                      Director

                                  EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION
-----------      -----------
4.1              Instruments defining the rights of stockholders.
                 Reference is made to our Form 8-A registration
                 statement filed on November 21, 1994 (incorporated
                 into this registration statement by reference), the
                 Amended and Restated Certificate of Incorporation
                 (incorporated into this registration statement by
                 reference to Exhibit 3.2 to our Form S-4 registration
                 statement filed on July 9, 1998), the Bylaws
                 (incorporated into this registration statement by
                 reference to Exhibit 3.3 of our Form S-4 registration
                 statement, filed on July 9, 1998), the Amended
                 Certificate of Designation of Rights, Preferences and
                 Privileges of Series A Participating Preferred Stock
                 (incorporated into this registration statement by
                 reference to Exhibit 3.3 to our quarterly report on
                 Form 10-Q for the period ended March 31, 1999) and
                 our Forms 8-A registration statements filed on
                 December 24, 1998, November 10, 1998 and September
                 30, 1996.

5.1              Opinion of Brobeck, Phleger & Harrison LLP

23.1             Consent of Ernst & Young, LLP, Independent Auditors

23.2             Consent of Brobeck, Phleger & Harrison LLP.  Included in the
                 Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1

24.1* Power of Attorney. Included on page II-5 of this registration statement

------------------